CNL Fund Advisors Company

Code of Conduct/Ethics

Effective: 11-1-07

1. General Provisions

1.1 Introduction

CNL Fund Advisors Company (“CFA”) is registered as an investment adviser with the Securities and Exchange Commission. CFA is dedicated to providing effective and proper professional investment management services to a institutional and individual advisory clients. CFA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess qualifications of experience, education, ethical standards, and judgment necessary to effectively serve as investment management professionals. Every employee is expected to demonstrate the highest standards of moral and ethical conduct and comply with all federal securities laws for continued employment with CFA.

In meeting its responsibilities to our clients, CFA has promulgated this Code of Conduct/Ethics (the “Code”) which requires all associates to comply with the federal securities laws, including with regard to the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of CFA in the conduct of their personal securities trading and professional responsibilities. It is also intended to lessen the chance of any misunderstanding between CFA and our employees regarding such activities. The members of senior management will satisfy themselves as to the adherence to this policy through periodic reports by the CCO.

When used herein, the term “client” includes any investment company, assets of which CFA manages, co-manages or for which it otherwise provides portfolio management services, and individual and institutional investors for whom CFA provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom CFA provides advice on matters not involving securities.

This Code is intended to govern all associates of CFA unless specifically noted as a requirement of Access Persons and Advisory Persons as defined in Section 5 below.

2.0 Governance

2.1 Fiduciary Responsibility.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the securities laws. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

2.2 Investment Advisers Act of 1940 (the “IA Act”).

The Securities and Exchange Commission (the "SEC" or "Commission") adopted Rule 204A-1 under the IA Act that requires registered investment advisers adopt a code of ethics. The rule was designed to address certain fraudulent trading practices that have been the subject of enforcement actions against investment advisers and to reinforce the fiduciary principles that define the relationship between advisers and their clients. To this end, the code of ethics must set forth a standard of conduct expected of advisory personnel, establishes protection for nonpublic information, requires certain persons to submit periodic securities holdings and transactions reports and requires prompt reporting of violations of the code.

2.3 Investment Company Act of 1940 (the “IC Act”).

The SEC has also adopted Rule 17j-1 under the IC Act that governs the personal investment activities of investment company personnel, which includes Advisory Persons (hereinafter referred to as “Access Person”) of a fund or a fund’s adviser. Subsection (c) under this Rule also mandates the establishment of a code of ethics.

2.4 Failure to Comply – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with CFA. It is important that employees understand the reasons for compliance with this Code. CFA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with CFA.

3. Standards of Conduct

3.1 Standards of Conduct

This Code is intended to be a codification of standards that is reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in SEC reports and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the code of ethics to appropriate person or persons identified in the code of ethics; and

•	Accountability for adherence to the Code of Conduct/Ethics.

Notwithstanding the requirements of the IC Act and the IA Act, CFA expects all of its employees, officers, directors, associated persons and access persons to adhere to the same ideals, principals and values regarding high ethical conduct and should not only live up to the letter of the law but also to these ideals.

3.2 Limited Access to Material Non-Public Information

CFA has a duty of care that requires us to safeguard sensitive, material and nonpublic information about the adviser’s securities recommendations and client securities holdings and to restrict the access of this information from individuals who do not need the information to perform their duties. All associates shall be mindful of client information passing through their hands and to take every precaution that it is forwarded in an appropriate manner. In addition, client information shall not be left in open areas and/or unattended without taking appropriate measures to ensure its protection. This Code limits access to this information as a first line of defense against misuse to only those employees based on a need to know basis.

3.3 Internal Reporting of Code Violations

CFA’s Code of Ethics requires prompt internal reporting of any violations of the Code to CFA’s Chief Compliance Officer. Upon becoming aware of any violation of the Code, all employees, officers, directors and/or associated persons must notify the advisor’s CCO immediately. Any attempt to retaliate against individuals who report violations will be reviewed by the CCO and appropriate disciplinary action up to including termination may be taken.

4. Designation as Access Person or Advisory Person

Rule 204A-1 under the Advisers Act establishes that any director, officer, partner or associate of CFA who has access to nonpublic information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings of any fund or who is involved in or has access to recommendations made to clients is deemed to be an “Access Person.”

Rule 17j-1 under the Investment Company Act establishes that any director, officer, general partner or “Advisory Person” of a fund or of a fund’s investment adviser, with certain exceptions, is an “Access Person.” Hereinafter, the term Access Person shall include any such associate who is an Advisory Person.

The CCO shall make determinations as to who within the advisor firm is deemed an Access Person under either Act. Upon making such determination, the CCO shall inform that individual in writing of such designation, shall maintain a listing of such designations on file and shall deliver to all associates in a manner and frequency to keep them fully advised of such designations within the organization. Designation as an Access Person initiates certain additional compliance activities as outlined in Section 5, below. Employees who are involved in purely administrative duties not involving investment advisory services are not considered to be Access Persons.

5. Reporting Requirements

The provisions of this Section applies to every security transaction in which an Access Person of CFA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her.

An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other CFA clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.1 Reporting Under the Investment Adviser’s Act of 1940 and the Investment Company Act of 1940

A. Periodic Reporting

Access Persons are required to make periodic reporting of their personal securities holdings to the CCO in a Personal Securities Trading Report. See Attachment A, Form of Personal Securities Trading Report. These periodic reports are:

(1) Initial Holdings Report – A listing of Reportable Securities, as defined below, which is owned either directly or indirectly, is due to the CCO within ten (10) days from first being deemed an Access Person and should be current as of forty-five (45) days prior to the designation of Access Person status. The report shall include:

•

Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	The date the report was submitted to the CCO.

(2) Quarterly Transaction Reports – A listing of transactions in Reportable Securities, as defined below, which were for the direct or indirect benefit of the Access Person is due to the CCO within thirty (30) days after the end of each calendar quarter. The report shall contain:

•	Date of transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable);

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	Price of the security when transaction effected;

•	Name of broker, dealer or bank with or through which the transaction was effected; and

•	The date the report was submitted to the CCO.

(3) Annual Holdings Reports – A listing of all Reportable Securities held for the beneficial interest of the Access Person must be made annually to the CCO within thirty (30) days following the end of the calendar year-end and shall be current within forty-five (45) days from the date submitted.

B. Exceptions

Excepted from the reporting requirements above include:

(a)	securities held in accounts in which Access Person has no direct or indirect influence or control;

(b)	transactions effected pursuant to an automatic investment plan;

(c)	transactions reported in a broker statement provided directly to the CCO as long as it is received within ten (10) days of quarter end.

5.2 Securities - Defined

A. Security

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

B. Covered Security

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

•	Shares of money market funds;

•	Transactions in shares of mutual funds, unless the adviser or a control affiliate of the adviser acts as the investment adviser or principal underwriter of the fund; and

•	Transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds.

C. Reportable Security

For purposes of this Section, Reportable Securities which require listing on periodic reports pursuant to Section 5 above shall be all Covered Securities. In addition, the CCO has made the determination that the following shall be specifically excluded from the definition of Reportable Security:

•	Direct and wholly-owned interests in real property;

•	Partnerships and limited liability companies wholly-owned and wholly-controlled by the Access Person, including those owned and controlled with his/her spouse.

If there is any question by an Access Person as to whether a security is a “Reportable Security” or a “Covered Security” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

C. Beneficial Interest.

For purposes of this Code, Beneficial Interest is interpreted as it would be under Securities Exchange Act of 1936, Rule 16a-1.

5.3 Securities not Subject to Restrictions

Reportable Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of Section 6 or the reporting requirements of Section 5 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.4 Negative Reports

Although the Rule 204-2(a)(12) and Rule 17j-1 do not require negative reports, it is the policy of CFA that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her report. The report must then be dated, signed and submitted to the CCO for review.

5.5 Review of Periodic Reports by Chief Compliance Officer

Following submission of the Personal Securities Trading Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. The CCO’s review of these reports shall include to the extent relevant:

•	An assessment of whether access persons followed internal procedures set forth in the code of ethics;

•	A comparison of access persons' personal trades with any Restricted Securities Lists maintained by the adviser;

•	An assessment of whether access persons are trading in the same securities for both personal and client accounts and, if so, whether client accounts are receiving less favorable terms;

•	A periodic review of transactions to identify market timing;

•	An investigation of any substantial disparities between the quality of performance access persons achieve for their personal accounts compared to that which they achieve for client accounts; and

•

An investigation of any substantial disparities between the percentage of trades that are profitable when access persons trade for their own accounts and the percentage that are profitable when they trade for client accounts.

6. Limitations on Personal Trading

Personal securities transactions by associates and Access Persons are subject to the following trading restrictions:

6.1 Pre-clearance of Transactions

Neither Access Persons nor any associate possessing inside information or material non-public information, may purchase or sell any Covered Security which has been designated a Restricted Security by the CCO without first obtaining prior clearance from the CCO. The SEC, as well as this Code, requires that all transactions by Access Persons in Initial Public Offerings and Limited Offerings require pre-clearance by the CCO. The CCO may reject any proposed trade that: (a) involves a security that is being purchased or sold by CFA on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of CFA; (c) breaches the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

It is the responsibility of the Chief Compliance Officer to determine for purposes of the application of the restrictions of this sub-paragraph which Covered Securities should be deemed a Restricted Security. Such determination shall be based on current and upcoming recommendations of securities for purchase or sale in or out of the client accounts and any other circumstance which may warrant such a designation to protect the appearance of any impropriety. The Restricted Security List will be distributed to each Access Person in a manner and frequency to keep Access Persons fully advised of such designations. It is the responsibility of each Access Person to review the list prior to placing any order for his/her personal account. In the absence of a published Restricted Stock List, each associate shall deem any Covered Security to be a Restricted Stock requiring transaction pre-clearance. See, Attachment C, Form of Pre-clearance Request Memo.

6.2 Black-Out Periods

Neither Access Persons nor any associate possessing inside information or material non-public information, may purchase a security if he/she knows that a client of CFA is selling that security or a related security, or has sold such a security within the past five (5) business days. No associate may sell a security if he/she knows that a client of CFA is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

6.3 Short Term Trading

Short Term Trading of securities is not prohibited unless such security is designated a Restricted Security, if the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and CFA Advisor’s policies and procedures, or whether the trade would create an appearance of impropriety. If there is any question by an associate as to whether a short term transaction under this Section would violate any of these conditions, the associate is encouraged to consult with the CCO before entering any trade for his/her personal account.

7. Reports of Associates’ Securities Trades in Accounts with Broker/Dealers

In lieu of manually listing each securities transaction on the Personal Securities Trading Report as required in Section 5 above, an associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

8. Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an associate of CFA believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the associate to severe federal criminal penalties, the forfeiture of any profit realized from any transaction and possible termination.

9. Dealings with Clients

No associate may directly or indirectly purchase from or sell to a client of CFA any Security, unless the transaction is pre-approved in writing by the CCO. Associates of CFA are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, associates are prohibited from borrowing money or securities from any CFA client and from lending money to any CFA client, unless the client is a member of the associates immediate family and the transaction has been approved in writing by the CCO.

10. Private Placements

No associate shall purchase any real estate or real estate related security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

11. Short Sales

Neither Access Persons nor any associate possessing inside information or material non-public information, may sell short any security which is held in client portfolios, except that short sales may be made “against the box” in the associate’s personal account for tax purposes. Short sales must also comply with the other applicable trading restrictions of this Code.

12. Other Restricted Activities Applicable to All associates of CFA

12.1 Outside Business Interests

An associate who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in a securities related enterprise is expected to discuss such anticipated plans with CFA’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the associate’s prospective employer without the associate’s permission.

12.2 Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to associates of CFA are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

Employees must not accept, or permit any member of your immediate family or household to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with CFA, other than items of small value. Any gifts, gratuities or favors that are not of small value should be returned immediately and reported to the CCO. If immediate return is not practical, the gifts, gratuities or favors should be given to CFA for charitable disposition or other disposition as CFA believes in its sole discretion is appropriate.

Furthermore, the use of personal or company funds or assets for gifts, gratuities or other favors to employees, customers, potential customers or government officials is prohibited, except to the extent the gifts, gratuities or favors are in compliance with applicable law, of small value, not given in consideration or expectation of any action by the recipient, and where public disclosure of the gifts, gratuities or favors would not embarrass CFA.

These procedures include restricting the instances in which business-related gifts may be accepted from any company with which CFA does business, and requiring reporting of certain personal gifts and of business entertainment. The CCO has implemented procedures to make sure that all CFA employees and companies that do business with us are aware of and clearly understand these policies and procedures.

12.3 Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of CFA for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing CFA or bearing CFA Advisor’s name or logo must first be submitted to the CCO prior to presentation to outside parties and must comply with CFA’s policies with regard to advertising and external communications.

12.4 Communications with Clients through Radio, Television and Other Media

Associates of CFA are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through CFA. However, the associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by CFA.

Associates making appearances on radio or television programs as representatives of CFA are prohibited from recommending any specific security without first reviewing with the CCO the manner, mode and content of such recommendation.

13. Recordkeeping

Under Rule 204A-1 and related amendments to Rule 204-2, advisers must keep copies of their Codes of Ethics, records of violations and actions taken as a result thereof, as well as copies of associates’ acknowledgement of receipt and review of such. To encourage reporting of violations, advisers need not maintain copies of whistleblower reports, and instead may simply keep a record of the circumstances of the violation. Advisers must also keep records of the names of all Access Persons, their Personal Securities Transaction Reports, and records of any pre-clearance requests and resulting decisions on such pre-clearance request. Such records must be kept for a period no less than five years and subject to any additional retention requirements. The records must be stored under the custody and control of the CCO or his designee for the first two years. Codes of Ethics must be retained for five years after the date on which they were last in effect. Supervised person acknowledgements must be retained for five years after the person ceases to be a supervised person. Lists of access persons must include the names of every person who was an Access Person of the adviser within the past five years. In addition, the CCO of CFA shall provide to the Board no less frequently than annually, and the Board must consider, a written report that, to the extent not previously provided in a written report to the Board:

(A)	describes any issues arising under this Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics and any sanctions imposed in response to the material violations; and

(B)	certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

CNL Fund Advisors will maintain copies of the following in accordance with the recordkeeping provisions of Rule 204-2 described above:

•	Code of Ethics

•	Employee Acknowledgements

•	Records of Violations of the Code and Responses to Violations

•	List of Access Persons

•	Personal Securities Transaction Reports

•	Record of associates’ and/or Access Persons pre-clearance requests and resulting CCO determination

•	Certification to the Board of Directors

14. Annual Compliance Review of the Code

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the members of senior management, grant exceptions to the provisions contained in this policy only when it is clear that the interests of CFA’s clients and violations of the securities laws will not be adversely affected. All questions arising in connection with personal securities trading will be resolved in favor of the interest of the clients even at the expense of the interest of our employees. All Associates of CFA will be required to attend, at least annually, a review session conducted by the CCO or his designee, which is designed to review the provisions set forth in this Code and to discuss any governance set forth within. Nothwithstanding this annual review session, all associates and Access Persons are encouraged to discuss with the CCO any contemplated or completed actions by themselves or of others which may be unclear as authorized under this Code or any policy established by the advisor governing compliance with the securities laws.

15. Promulgation, Execution and Distribution of the Code

The Board of Directors of CFA have read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/associates of CFA. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/associates of CFA.

Signed		Date
Robert A. Bourne

16. Acknowledgment of Receipt of Code of Conduct/Ethics

Access Person/Associate of CFA

I have received and read the above Code of Ethics/Conduct of CFA and agree to comply with the provisions therein.

Signed	Date

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment A

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment B

RESTRICTED SECURITIES LIST – As of 11/1/07

1.	CNL Global Real Estate Fund

2.	Any Initial Public Offerings of Securities

3.	Limited Offerings of Securities

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment C

FORM OF PRECLEARANCE REQUEST

To:	CNL Fund Advisors Company, Chief Compliance Officer

From:

Date:

Re:	Request for Pre-Clearance and Certification

☐ Confidential	☐ Urgent	☐ For your review	☐ Please respond

Requestor hereby requests clearance to engage in trading of securities of the following Restricted Security under CNL’s Insider Trading Policy (the “Policy”), which policy is incorporated herein by reference:

List proposed security transaction:

Requestor represents and warrants that Requestor has read and understands the Policy and agrees to be bound by the same. Requestor further represents and warrants that Requestor is not aware of, does not have access to and does not know of any material, non-public information regarding the Restricted Company checked above. Requestor acknowledges that: (i) any approval given in response to this request is subject to the requirements of all applicable laws, rules and regulations, (ii) Requestor alone shall be responsible for ensuring compliance with all applicable laws, rules and regulations, and (iii) Requestor shall not be entitled to rely upon or construe any approval given in response to this request as a legal opinion or confirmation that Requestor is permitted to trade in Restricted Securities under applicable laws, rules and regulations. Requestor further acknowledges that any approval given in response to this request shall be valid until the earliest of the following: (i) one or more of the representations and warranties contained herein are no longer true, (ii) three (3) business days from the date any approval is given, (iii) notice of an event-specific trading blackout period is provided to Covered Persons, (iv) trading is no longer permitted under applicable laws, rules and regulations, (v) the commencement of a regularly scheduled trading blackout period, or (vi) the date set forth in any approval. Capitalized terms contained herein shall have the meanings assigned to them in the Policy.

The foregoing is confirmed, accepted and agreed to by the Requestor

Signature of Requestor:
Determination by CFA, Chief Compliance Officer
Date of Determination: